EXHIBIT 10.70
[Blackbaud Letterhead]

NOTICE: THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO S.C. CODE ANN. §15-48-10 ET SEQ., TO THE EXTENT PROVIDED IN SECTION 5 BELOW, EXCEPT TO THE EXTENT THAT THE FEDERAL ARBITRATION ACT APPLIES.

October 23, 2013

Anthony W. Boor
5750 Stonechat Lane
Indianapolis, IN 46237

Dear Tony:

We are pleased that you have accepted the position of interim President and Chief Executive Officer of Blackbaud, Inc. (the “Company”), effective as of September 1, 2013, while you continue to also serve as Senior Vice President and Chief Financial Officer of the Company. This letter agreement sets forth certain terms of your employment with the Company that apply while you are serving as interim President and Chief Executive Officer.

Reference is made to the following agreements between you and the Company: (i) the Blackbaud Employment Agreement dated November 14, 2011; (ii) the Employee Agreement dated December 16, 2012; and (iii) the Management Transition Agreement dated March 15, 2013 (collectively, the “Employment Agreements”). The Employment Agreements remain in full force and effect and are not amended except as set forth in this letter agreement.

1.	Titles and Duties:
You will serve as interim President and Chief Executive Officer of the Company (“Interim CEO”). While serving in the position of Interim CEO, you will have the customary authorities, duties and responsibilities that accompany the position of chief executive officer of a company of similar size to the Company; provided, that you will report directly to the Board of Directors of the Company (the “Board”).

While serving as the Interim CEO, you also will continue to serve as Senior Vice President and Chief Financial Officer of the Company, and will be required to continue to perform the duties and responsibilities of those positions.

2.	Interim CEO Service Period:
It is anticipated that your service as Interim CEO (the “Interim CEO Service Period”) will continue for an indefinite period of time from September 1, 2013 until the date a new President and Chief Executive Officer commences employment with the Company, subject to the discretion of the Board.

Mr. Boor
October 23, 2013

3.	Interim Compensation:
During the period from September 1, 2013 to and including February 28, 2014, your interim monthly base compensation will include an additional payment of $60,000 per calendar month (less applicable withholdings), payable in accordance with the Company’s normal payroll procedures and pro-rated for partial months. For the avoidance of doubt, such amount is (i) in addition to your compensation as Senior Vice President and Chief Financial Officer of the Company and (ii) not subject to reduction, even if a permanent Chief Executive Officer is retained by the Company prior to February 28, 2014. Effective March 1, 2014, provided that you are no longer serving as Interim CEO, your compensation will return to the same compensation paid to you prior to this letter agreement, unless otherwise provided by the Board.

4.	End of Interim CEO Service Period:
Upon the expiration of the Interim CEO Service Period, you will no longer hold the position or title of Interim CEO, but you will continue in your position and title of Senior Vice President and Chief Financial Officer of the Company on an at-will basis.

5.	Dispute Resolution:
All disputes, controversies and claims arising between the parties concerning the subject matter of this letter agreement will be settled by arbitration in South Carolina in accordance with the laws of South Carolina. If the parties are unable to agree upon an arbitrator or arbitrators, then the mater shall be resolved by an arbitrator or arbitrators appointed by the American Arbitration Association, as it may determine, in accordance with the rules and practices, then obtaining, of such association. Any arbitration pursuant to this Section 5 shall be final and binding on the parties, and judgment upon the award rendered in any such arbitration may, be entered in any court, state or federal, having jurisdiction. You shall be entitled to the benefits of all provisions of the Certificate of Incorporation of the Company, as amended, and the Bylaws of the Company, as amended, that provide for indemnification of officers and directors of the Company, to the fullest extent permitted by law.

6.	Miscellaneous:
Since the services to be rendered by you as Interim CEO are unique and personal in nature, you may not assign any of your duties or rights under this Agreement. This letter agreement and all questions, disputes or controversies arising out of or relating to this letter agreement shall be governed by and construed in accordance with the laws of the State of South Carolina, without regard to conflict of law principles.

7.	Nature of Employment:
Nothing in this letter agreement modifies the “at-will” nature of your employment with the Company. The terms of this letter agreement do not and are not intended to create either an express or implied contract of employment with the Company for any particular period of time, and either party may terminate the employment relationship at any time for any reason or no reason.

Mr. Boor
October 23, 2013

The Board appreciates your dedication to the Company and your service as Interim CEO. If you are in agreement with the terms of this letter, please indicate your acceptance by signing and returning this letter agreement to me.

Sincerely,

/s/ Andrew Leitch
Andrew Leitch
Chairman, Board of Directors

ACCEPTED AND AGREED:

/s/ Anthony W. Boor
Anthony W. Boor